EXHIBIT (b)(7)

                           HARRIS INSIGHT FUNDS TRUST
                                  (THE "TRUST")

                  AMENDMENT DATED AUGUST 7, 2003 TO THE BY-LAWS

         Article II, Section 1 of the Trust's By-Laws is amended to read as follows (additions are underscored and deletions are struck through):

                  Until changed by the Trustees, the principal office of the Trust shall be 3200 Horizon Drive 760 Moore Road, King of Prussia, PA 19406-2663 1212 .